Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 17 DATED APRIL 3, 2024
TO THE PROSPECTUS DATED AUGUST 10, 2023

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2023, as supplemented by Supplement No. 1 dated August 16, 2023, Supplement No. 2 dated September 5, 2023, Supplement No. 3 dated September 18, 2023, Supplement No. 4 dated October 4, 2023, Supplement No. 5 dated October 10, 2023, Supplement No. 6 dated October 24, 2023, Supplement No. 7 dated November 3, 2023, Supplement No. 8 dated November 16, 2023, Supplement No. 9 dated December 4, 2023, Supplement No. 10 dated December 28, 2023, Supplement No. 11 dated January 5, 2024, Supplement No. 12 dated January 9, 2024, Supplement No. 13 dated February 2, 2024, Supplement No. 14 dated February 8, 2024, Supplement No. 15 dated March 4, 2024 and Supplement No. 16 dated March 20, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of March 2024; and
•information about our share redemption plan for the second quarter of 2024.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of March 2024. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
March 1, 2024	$13.69	$13.78	$13.81	$13.79	$13.69	$13.63	$13.70
March 4, 2024	$13.69	$13.78	$13.81	$13.79	$13.69	$13.63	$13.70
March 5, 2024	$13.70	$13.78	$13.81	$13.79	$13.69	$13.63	$13.70
March 6, 2024	$13.70	$13.79	$13.82	$13.80	$13.69	$13.63	$13.70
March 7, 2024	$13.70	$13.79	$13.82	$13.80	$13.69	$13.63	$13.71
March 8, 2024	$13.70	$13.79	$13.82	$13.80	$13.69	$13.64	$13.71
March 11, 2024	$13.70	$13.79	$13.82	$13.80	$13.69	$13.64	$13.71
March 12, 2024	$13.70	$13.79	$13.82	$13.80	$13.69	$13.64	$13.71
March 13, 2024	$13.70	$13.79	$13.82	$13.80	$13.69	$13.64	$13.71
March 14, 2024	$13.70	$13.79	$13.82	$13.80	$13.69	$13.64	$13.71
March 15, 2024	$13.70	$13.79	$13.82	$13.81	$13.69	$13.64	$13.71
March 18, 2024	$13.71	$13.79	$13.83	$13.81	$13.69	$13.64	$13.71
March 19, 2024	$13.71	$13.80	$13.83	$13.81	$13.69	$13.64	$13.71
March 20, 2024	$13.71	$13.80	$13.83	$13.81	$13.70	$13.64	$13.72
March 21, 2024	$13.71	$13.80	$13.83	$13.81	$13.70	$13.64	$13.72
March 22, 2024	$13.71	$13.80	$13.83	$13.81	$13.70	$13.64	$13.72
March 25, 2024	$13.71	$13.80	$13.83	$13.81	$13.70	$13.64	$13.72
March 26, 2024	$13.71	$13.80	$13.83	$13.82	$13.70	$13.64	$13.72
March 27, 2024	$13.67	$13.76	$13.79	$13.78	$13.67	$13.62	$13.68
March 28, 2024	$13.65	$13.74	$13.77	$13.75	$13.63	$13.57	$13.65

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Share Redemption Plan

As of January 4, 2024, we had received share redemption requests during the quarter ending March 31, 2024 in excess of the limit of 5% of our combined NAV as of December 31, 2023. Pursuant to our share redemption plan and as described in our prospectus, as the quarterly redemption volume limitation was reached on the third business day of the quarter ending March 31, 2024, redemption requests during the quarter ending June 30, 2024 will be satisfied on a stockholder by stockholder basis, which we refer to as a per stockholder allocation, instead of a first-come, first-served basis. Pursuant to the per stockholder allocation, each of our stockholders would be allowed to request redemption at any time during the quarter ending June 30, 2024 such that the maximum number of shares redeemed during the quarter ending June 30, 2024, via one more separate requests, shall not exceed 5% of the shares of common stock the stockholder held as of March 31, 2024.